EXHIBIT 23

515 West Prairie View Road
Chippewa Falls, WI 54729
PO Box 608
Chippewa Falls, WI 54729-0608
715.723.2888
fax 715.723.0697
www.wipfli.com

CONSENT OF INDEPENDENT AUDITORS

Citizens Community Bancorp
Eau Claire, Wisconsin

              We consent to the incorporation by reference of our report dated October 21, 2005, with respect to the consolidated financial statements of Citizens Community Bancorp for the year ended September 30, 2005, included in this annual report on Form 10-KSB, in the Registration Statement on Form S-8 pertaining to the Citizens Community Bancorp 2004 Recognition and Retention Plan (File No. 333-128252) in the Registration Statement on Form S-8 pertaining to the Citizens Community Bancorp 2004 Stock Option and Incentive Plan (File No. 333-127996).

/s/ Wipfli, LLP
Eau Claire, Wisconsin
December 22, 2005